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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-58033, 333-54166, 333-115563 and 333-143355) pertaining to the 1997 Equity Incentive Plan, Employee Stock Purchase Plan and 2006 Stock Incentive Plan of Dynamic Materials Corporation of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Denver, Colorado
March 13, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM